EXHIBIT 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

Roger Snow

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made and entered into as of the 31st day of December 2008, by and between Shuffle Master, Inc., a Minnesota corporation (the “Company”), and Roger Snow (the “Employee”), a resident of the State of Nevada.

RECITALS:

A.           The Company is in the business of developing, manufacturing, distributing and otherwise commercializing card shufflers, table games (both live and electronic) and related gaming equipment and technology systems throughout the world (the “Business”).

B.           Company and Employee want to create an at-will employment relationship that protects the Company with appropriate confidentiality and non-compete covenants, and compensates and rewards the Employee for performing his obligations for the full term of this contract or such shorter term, as may be determined in accordance with the terms and conditions of this Agreement.

C.           The Company and Employee desire that Employee be employed by the Company on the terms and conditions of this Agreement.

D.           The Employee and Company have previously entered into an employment agreement dated as of December 17, 2007 (the “Previous Agreement”), as amended by that First Amendment dated November 16, 2008.

E.           The Company and the Employee desire to amend and restate the Previous Agreement solely in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

In consideration of the mutual promises contained herein, Employee and the Company agree as follows:

1.           Employment.  The Company hereby employs Employee as its Executive Vice President, reporting to the Chief Executive Officer of the Company, or his designee.  Employee shall perform the duties of his position as assigned by the Chief Executive Officer or his designee.  Subject to the other terms and conditions hereof, Employee’s employment under this Agreement with the Company is for a term of three years (the “Term”), beginning August 1, 2007 (the “Commencement Date”), through July 31, 2010.  The parties acknowledge that from the Commencement Date through November 16, 2008, Employee was employed as the Company’s Senior Vice President – Products.

2.           Salary, Bonus and Benefits.

a.
From the Commencement Date through October 31, 2008, Employee shall be paid an annual base salary of two hundred forty thousand dollars ($240,000), paid in the same intervals as other employees of the Company; and, for fiscal year 2007, Employee has received all bonus amounts to which he is entitled.  Further, if employed full-time through October 31, 2008, then Employee will be eligible to receive an executive bonus in accordance with the terms and conditions of the executive bonus program authorized by the Board of Directors of the Company (the “Board”) for other senior management executives of the Company for fiscal year 2008, in a range of percentages, but with a target bonus of 50% of Employee’s base salary, but, for fiscal year 2008, Employee is guaranteed to receive a bonus of no less than Sixty Thousand Dollars ($60,000).

b.
For any subsequent year after fiscal year 2008, Employee will receive an annual base salary of no less than his annual base salary for the immediately prior fiscal year of this Agreement, and will also be eligible to participate in an executive bonus program and/or in an individual performance bonus program as authorized by the Board for said period.

c.	Other than the executive bonus program set forth herein, there are no other bonus programs or amounts, including Employee’s fiscal 2007 bonus program, applicable to Employee.

d.
At the next regular-scheduled Board meeting after the execution hereof, Company shall recommend to the Board that the Employee be issued 30,000 restricted stock units of the Company (the “RSUs”).  Notwithstanding any other provision contained herein, or in the Plan, the RSUs shall vest one-half on the second (2nd) anniversary of the initial grant date by the Board of Directors (the “Grant Date”) and one-half on the fourth (4th) anniversary of the Grant Date, provided the Employee is still employed, on a full-time basis, with the Company on each of said anniversary dates, but same may accelerate vest under certain conditions, as set by the Board.  Future equity grants, if any, will be at the discretion of the Board of Directors, provided, however, that such RSUs will be treated in such a manner as to comply with Section 409A of the Code.

e.
Any stock options, the RSUs, and any other equity grants (“Equity”) issued at any time to Employee shall vest in accordance with the terms and conditions set forth in the applicable grant by the Board, and, as may be otherwise applicable, with any relevant terms and conditions of the Company’s 2004 Equity Incentive Plan (the “Plan”), as amended, or any subsequent plan, provided, however, that such RSUs will be treated in such a manner as to comply with Section 409A of the Code.

f.
During the Term and provided the Employee is employed with the Company on a full-time basis, Employee shall receive an annual golf membership allowance in an amount not to exceed Six Thousand One Hundred Dollars ($6,100) per year.  The golf membership allowance shall include the golf membership fee and any golf course playing fees and cart fees.  In the event of a termination of Employee’s full-time employment by Company for just cause or a voluntary termination by Employee, Employee shall reimburse the Company for the prorated portion of the golf membership allowance remaining in the Company’s fiscal year.

g.	Employee’s salary is set in the expectation that Employee’s full professional time will be devoted to Employee’s duties hereunder.

h.
During Employee’s employment with the Company, the Company will promptly pay or reimburse Employee for reasonable travel and other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties.  Such reimbursement will be in accordance with Company policies in existence from time to time.

i.	Notwithstanding any other provision contained herein, Employee shall be and is an employee “at will,” terminable at any time, with or without just cause or notice.

3.           Outside Services or Consulting.  Employee shall devote Employee’s full professional time and best professional efforts to the Company.  Employee may render other professional or consulting services to other persons or businesses from time to time during the Term, only if Employee meets all of the following requirements:

a.	The services do not interfere in any manner with the Employee’s ability to fulfill all of his duties and obligations to the Company.

b.	The services are not rendered to any business that may compete with the Company in any area of the Business or do not otherwise violate paragraph 4 hereof.

c.	The services do not relate to any products or services, which form part of the Business.

d.	Employee informs and obtains the prior written consent of the Chief Executive Officer of the Company.

4.           Non-competition.  In consideration of the provisions of this Agreement, Employee hereby agrees that he shall not, during the term of his full-time employment and for a period of twenty-four (24) months thereafter:

a.
Directly or indirectly own, manage, operate, participate in, consult with or work for any business that is engaged in the Business anywhere in the United States or Canada.  Notwithstanding the foregoing, it is understood and agreed that Employee may hold up to one percent (1%) of the shares of any publicly traded company.

b.
Either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit, hire, or divert or attempt to solicit, hire or divert any of the Employees, independent contractors, or agents of the Company (or its affiliates or successors) to work for or represent any competitor of the Company (or its affiliates or successors), or to call upon, on behalf of a competitor of or to the Business, any of the customers of the Company (or its affiliates or successors).

c.	Directly or indirectly provide any services to any person, company or entity, which is engaged in the Business anywhere in the United States or Canada.

5.           Confidentiality; Inventions.

a.
Employee shall fully and promptly disclose to the Company all inventions, discoveries, software and writings that Employee may make, conceive, discover, develop or reduce to practice either solely or jointly with others during Employee’s employment with the Company, whether or not during usual work hours.  Employee agrees that all such inventions, discoveries, software and writing shall be and remain the sole and exclusive property of the Company, and Employee hereby agrees to assign, and hereby assigns all of Employee’s right, title and interest in and to any such inventions, discoveries, software and writings to the Company.  Employee agrees to keep complete records of such inventions, discoveries, software and writings, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after Employee’s employment with the Company, such documents or assignments as the Company shall deem necessary or desirable to obtain such letters patent, utility models, inventor’s certificates, copyrights, trademarks or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect, and to vest title thereto in the Company, its successors, assigns, or nominees.  If, after request, Employee fails to promptly execute any such documents or assignments, Employee hereby appoints the Company as its attorney-in-fact to execute, on Employee’s behalf and in Employee’s name, any such documents or assignments.

b.
“Inventions,” as used herein, shall include inventions, discoveries, improvements, ideas and conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing, communications, computer software systems, programs and procedures.

c.
Employee understands that all copyrightable work that Employee may create while employed by the Company is a “work made for hire,” and that the Company is the owner of the copyright therein.  Employee hereby assigns all right, title and interest to the copyright therein to the Company.

d.
Employee has no inventions, improvements, discoveries, software or writings useful to the Company or its subsidiaries or affiliates in the normal course of business, which were conceived, made or written prior to the date of this Agreement.

e.
Employee will not publish or otherwise disclose, either during or after Employee’s employment with the Company, any published or proprietary or confidential information or secret relating to the Company, the Business, the Company’s operations or the Company’s products or services.  Employee will not publish or otherwise disclose proprietary or confidential information of others to which Employee has had access or obtained knowledge in the course of Employee’s employment with the Company.  Upon termination of Employee’s employment with the Company, Employee will not, without the prior written consent of the Company, retain or take with Employee any drawing, writing or other record in any form or nature which relates to any of the foregoing.  Notwithstanding the foregoing, Employee shall have the right, as reasonably necessary, to retain copies of this Agreement, any employee stock option and restricted stock agreements, and any other documents, information or materials related to Employee’s compensation or benefits from the Company, in order to confidentially review such items with Employee’s professional advisors or immediate family members.  In addition, and subject to the provisions of paragraph 22 hereof, nothing in this paragraph 5(e) or in paragraph 5(f) below shall be construed to prevent or preclude Employee from responding to legal process or testifying truthfully.

f.
Employee understands that Employee’s employment with the Company creates a relationship of trust and confidence between Employee and the Company.  Employee understands that Employee may encounter information in the performance of Employee’s duties that is confidential to the Company or its customers.  For the Term hereof, and until the information falls into the public domain, Employee agrees to maintain in confidence all information pertaining to the Business or the Company to which Employee has access including, but not limited to, information relating to the Company’s products, inventions, trade secrets, know how, systems, formulas, processes, compositions, customer information and lists, research projects, data processing and computer software techniques, programs and systems, costs, sales volume or strategy, pricing, profitability, plans, marketing strategy, expansion or acquisition or divestiture plans or strategy and information of similar nature received from others with whom the Company does business.  Employee agrees not to use, communicate or disclose or authorize any other person to use, communicate or disclose such information orally, in writing, or by publication, either during Employee’s employment with the Company or thereafter except as expressly authorized in writing by the Company unless and until such information becomes generally known in the relevant trade to which it relates without fault on Employee’s part, or as required by law.  Subject to the foregoing, Employee shall have the rights set forth in the final two grammatical sentences of paragraph 5(e) above.

6.           Termination by Company Without Just Cause

a.
Employee’s employment by the Company is “at will;” therefore, subject to the terms and conditions hereof, the Company may terminate Employee’s full-time employment at any time either with or without just cause.  In the event of any termination of Employee’s full-time employment with the Company without just cause, then Employee will remain bound to the covenants not to compete and confidentiality obligations of paragraphs 4 and 5 of this Agreement, according to their terms, and, provided Employee executes the Release (as defined in paragraph 6(a)(v), each one of the following shall apply, subject to Section 23 hereof:

i. Employee shall be paid an amount equal to twelve (12) months of his then monthly base salary paid over a period of twenty-four (24) months from said termination, in equal monthly installments and at the same intervals as other Employees of the Company are then being paid their base salaries;

ii. Employee shall continue to receive, during the twenty-four (24) months from said termination, all medical insurance and any other benefits or insurance coverages which Employee would have received had his employment not been so terminated, or not extended, provided however, if the Employee is not eligible for said medical insurance, the Company shall pay the COBRA premiums for continuation coverage during the said twenty-four (24) month period; (For the avoidance of doubt, the Company and Employee agree that it is the intent of this language and of this paragraph 6(a) that this language means that, except for any Equity whose vesting is contingent on Employee’s full time employment with the Company, Employee will continue to vest in previous Equity awards during said 24 month period after said termination);

iii. Employee shall receive, during the twenty-four (24) months from said termination, additional compensation for his covenant not to compete equal to the average annual bonus which Employee has received for the three most recent fiscal years during which Employee was employed.  The amount due under this paragraph 6(a)(iii) shall be paid in the same intervals as other Employees of the Company are then being paid their base salaries;

iv. Notwithstanding anything else contained herein to the contrary, during the 24-month period referred to in this paragraph 6, Employee shall be available to perform services as a part-time employee of the Company and, subject to Employee’s other professional duties, shall be available to the Chief Executive Officer of the Company, or his designee, provided, however, that, for the avoidance of doubt, the Employee shall perform services during such 24 month period at a level of no more than 20 percent of the average level of bona fide services the Employee performed over the immediately preceding 36 month period such that the Employee shall have incurred a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations on the date of the Employee’s termination of employment.

v. The Company’s obligations to make the payments set forth in paragraph 6(a) and Employee’s right to any payments, compensation, part-time employment or other benefits as set forth in paragraph 6(a) is contingent upon and subject to Employee executing, concurrently upon the cessation of Employee’s full-time employment with the Company (or no later than fifty-five days thereafter), the Company’s standard form general release (the “Release”), which Release shall, generally, release the Company and its officers and representatives from any claims, obligations, acts or omissions, known or unknown, which the Employee has or may have against the Company, excepting only the Company’s obligations under this Agreement, pursuant to and subject to its terms and conditions.  Notwithstanding anything in this Section 6 to the contrary, in any case where the first and last days of the period permitted to execute the Release are in two separate taxable years of the Employee, payments required by Sections 6(a)(i) and 6(a)(iii) of this Agreement shall not commence until the later taxable year promptly following the execution of such Release.

b.
For purposes hereof, any of the following acts or events shall, at Employee’s option, constitute a termination without just cause under this paragraph 6 (provided, however, that such termination occurs on or within two years of such acts or events):

i. any material diminution or reduction of Employee’s duties or responsibilities, except as caused by the acts or omissions of Employee; or

ii. any material breach by Company of this Agreement.

For purposes of this Agreement, a termination without just cause shall not be deemed to have occurred unless Employee provides the Company with notice of the events described above within 90 days of the existence of the events, and the Company is provided at least 30 days to cure the condition.

7.           Early Termination by Company for Just Cause.  The Company may terminate Employee for just cause.  In the event the Company terminates the Employee for just cause, the Employee will remain bound under the provisions of paragraphs 4 and 5, but will not be entitled to any compensation or benefits following his termination of employment under this Agreement.  Termination for “just cause” shall mean any of the following (and none of the following shall be interpreted as cumulative):

a.	dishonesty as to a matter which is materially injurious to the Company;

b.	the commission of a willful act or omission intended or likely to materially injure the business of the Company;

c.	a violation of any of the material provisions of Sections 4 and/or 5 hereof;

d.
a determination in good faith by the CEO or the President that the Employee has failed to make a good faith effort to fully perform his duties as assigned to the Employee, which failure is not remedied by the Employee within fifteen (15) days following written notice stating such alleged failure;

e.	the Employee is repeatedly inattentive to his duties pursuant to this Agreement and has received written notice of same and, if curable, has failed to so cure within 15 days of such written notice; or

f.	the Employee fails or is unable to become licensed in any jurisdiction where licensing is required, or once licensed, any loss or suspension thereof.

8.           Voluntary Termination by Employee.

a.
In the event Employee voluntarily terminates his employment with the Company, Employee will remain bound under the provisions of paragraphs 4 and 5 hereof, but will not be entitled to receive any compensation and benefits following his termination of employment except for any accrued but unpaid salary or other benefits required by law.

b.
Voluntary termination means an intentional termination by the Employee without good reason and without pressure by the Company; and further, provided that there was not a material breach of this Agreement by the Company, prior to any such termination that remains uncured.

9.           Cooperation with Change in Control.  Employee will reasonably cooperate with the Company in the event of a change in control.

10.           No Conflicting Agreements.  Employee has the right to enter into this Agreement, and hereby confirms Employee has no contractual or other impediments to the performance of Employee’s obligations including, without limitation, any non-competition or similar agreement in favor of any other person or entity.

11.           Company Policies.  During the term of Employee’s employment, Employee shall engage in no activity or employment which may conflict with the interest of the Company, and Employee shall comply with all policies and procedures of the Company including, without limitation, all policies and procedures pertaining to ethics.

12.           Independent Covenants.  The covenants and agreements on the part of the Employee contained in paragraphs 4 and 5 hereof shall be construed as agreements independent of any other provision in this Agreement; thus, it is agreed that the relief for any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defense or bar to enforcement by the Company of those covenants and agreements.

13.           Injunctive Relief.  In recognition of the irreparable harm that a violation by Employee of any of the covenants contained in either paragraphs 4 or 5 hereof would cause the Company, the Employee agrees that, in addition to any other relief afforded by law, an injunction (both temporary and permanent) against such violation or violations may be issued against him or her and every other person and entity concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies; provided, however, that the issue and amount, if any, of damages shall be litigated through arbitration as required by paragraph 20 below.  Employee consents to the issuance of such injunctive relief without the posting of a bond or other security.

14.           Notice.  Any notice sent by registered mail to the last known address of the party to whom such notice is to be given shall satisfy the requirements of notice in this Agreement.

15.           Entire Agreement.  This Agreement is the entire agreement of the parties hereto concerning the subject matter hereof and supersedes and replaces in its entirety any oral or written existing agreements or understandings between the Company and the Employee relating generally to the same subject matter.  Company and Employee hereby acknowledge that there are no agreements, promises, representations or understandings of any nature, oral or written, regarding Employee’s employment, apart from this Agreement, and Employee acknowledges that no promises, representations or agreements not contained in this Agreement have been made or offered by the Company.  This Agreement supersedes the compensation agreement between the Company and the Employee, dated as of November 1, 2004, and any bonus programs previously in effect between the Company and the Employee.

16.           Severability.  It is agreed and understood by the parties hereto that if any provision of this Agreement should be determined by an arbitrator or court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances, and the court shall be authorized by the parties to reform this Agreement in the least way necessary in order to make it reasonable and enforceable.

17.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

18.           Heirs, Successors and Assigns. The terms, conditions, obligations, agreements and covenants hereof shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, assigns, and/or acquirers, including any entity which acquires, merges with, or obtain control of the Company.

19.           Waiver of Breach.  The waiver by either the Company or the Employee of any breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Employee.

20.           Dispute Resolution.  Except for the Company’s right (either pursuant to paragraph 13 hereof or otherwise) to injunctive relief to enforce the provisions of paragraphs 4 and 5 hereof, the exclusive forum for the resolution of any dispute arising under this Agreement or any question of interpretation regarding the provisions of this Agreement (other than disputes relative to paragraphs 4 or 5 hereof) shall be resolved by arbitration, to be held in Clark County, Nevada, in accordance with the rules of the American Arbitration Association (“AAA”).  Such arbitration shall be before an arbitrator, chosen in accordance with the rules then in effect of the AAA.  In the event the Employee and Company fails within a reasonable period of time to agree on an arbitrator, the arbitrator shall be chosen by the AAA.  The decision of the arbitrator shall be final, conclusive and binding upon the Company and Employee.  In no event shall either party be entitled to nor shall any arbitrator award any punitive, consequential or exemplary damages.

21.           Amendment.  This Agreement may be amended only by a document in writing signed by both the Employee and a Corporate Officer of the Company, and no course of dealing or conduct of the Company shall constitute a waiver of any of the provisions of this Agreement.

22.           Non-Disparagement and Cooperation.

a.
During any period of time wherein the Company is paying any base salary to Employee, whether during the Term hereof or during any time after the termination or expiration of this Agreement, and for a period of three (3) years thereafter, Employee shall not disparage or otherwise make any negative comments about the Company, its policies, products, Employees or management.  The Company may enforce these non-disparagement provisions by resort to injunctive relief as set forth in paragraph 13, in addition to any other damages that it may be entitled to under this Agreement or otherwise at law.  Notwithstanding the foregoing, nothing in this paragraph 22(a) shall preclude Employee from fully pursuing any legitimate claims he may have or from testifying truthfully in an arbitration or other legal proceeding.

b.
Employee agrees to fully cooperate with the Company and its affiliates during the entire scope and duration of any litigation or administrative proceedings involving any matters with which Employee was involved during Employee's employment with the Company.  Such cooperation shall be subject to the reasonable demands of any subsequent employment undertaken by Employee, and Company shall cover any reasonable out-of-pocket expenses of Employee in so cooperating, excluding, any attorney’s fees incurred by Employee, unless said attorney’s fees are expressly authorized, permitted, or required under this paragraph 22.

In the event Employee is contacted by parties or their legal counsel involved in litigation adverse to the Company or its affiliates, Employee (i) agrees to provide notice of such contact as soon as practicable; and (ii) acknowledges that any communication with or in the presence of legal counsel for the Company (including without limitation the Company's outside legal counsel, the Company's inside legal counsel, and legal counsel of each related or affiliated entity of the Company) shall be privileged to the extent recognized by law and, further, will not do anything to waive such privilege unless and until a court of competent jurisdiction decides that the communication is not privileged.  In the event the existence or scope of the privileged communication is subject to legal challenge, then the Company must either waive the privilege or pursue litigation to protect the privilege at the Company's sole expense.

23.           Section 409A Compliance.

a.
This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in a manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Employee. Notwithstanding any other provisions of this Agreement, the Company does not guarantee that payments will be exempt or comply with Section 409A of the Code, nor will the Company indemnify, defend or hold harmless Employee with respect to the tax consequences of any such failure.

b.
It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v) and (iii) all amounts set forth in Section 6 shall be payable only upon a termination of the Employee’s employment that constitutes a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).

c.
Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Employee’s employment with the Company terminates, the Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of the Employee’s “separation from service” with the Company, or, if earlier, the date of the Employee’s death.  Any payments delayed pursuant to this Section 23 shall be made in a lump sum on the first day of the seventh month following the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Employee’s death.

d.
To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

EMPLOYER:	EMPLOYEE:
SHUFFLE MASTER, INC.	ROGER SNOW
BY: /s/ Mark L. Yoseloff	BY: /s/ Roger Snow
ITS: Chief Executive Officer

APPROVED:
COMPENSATION COMMITTEE
BY: /s/ Lou Castle
ITS: Chairman